FOR IMMEDIATE RELEASE
May 3, 2023
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS FIRST QUARTER
2023 RESULTS

•Earnings per share ("EPS")* was $2.04 for the first quarter of 2023, compared to $2.08 for the first quarter of 2022
•Customer consumption was significantly impacted by historically warmer temperatures during the first quarter of 2023, generating a $0.29 reduction in EPS
•Offsetting lower consumption, adjusted gross margin growth was driven by regulatory initiatives, natural gas organic growth, increased demand for CNG, RNG and LNG services and continued pipeline expansion projects
•Obtained Final Rate Order for the Florida natural gas base rate case with new permanent rates effective in March 2023
•Reiteration of long-term earnings and capital expenditures guidance, including continued capital expenditure guidance of $200 million to $230 million for 2023

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the first quarter of 2023.

The Company's net income for the quarter ended March 31, 2023 was $36.3 million, compared to $36.9 million reported in the same quarter of 2022. Diluted EPS in the quarter was $2.04 per share, compared to $2.08 per share reported in the same prior-year period.

Earnings for the three months ended March 31, 2023 were impacted by significantly warmer weather in our service territories, particularly the Delmarva Peninsula and Ohio experienced temperatures which were more than 20 percent higher than historical averages. Also impacting results were higher interest rates associated with the Company's short-term borrowings. These factors were largely offset by contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, organic growth in the Company's natural gas distribution businesses, increased demand for compressed natural gas ("CNG"), renewable natural gas ("RNG") and liquefied natural gas ("LNG") services, incremental contributions associated with regulated infrastructure programs, and continued pipeline expansion projects.

“While we experienced significantly warmer weather and a continued ongoing inflationary environment, Chesapeake Utilities delivered very strong performance during the quarter,” commented Jeff Householder, president and CEO. “We continue to capitalize on growth opportunities across our operations. Organic residential customer growth for our Delmarva and Florida natural gas distribution businesses were 5.8 percent and 4.4 percent, respectively. This level of growth reflects the ongoing demand for natural gas services by our customers and the highly attractive nature of the communities we serve.”

“We also continue to execute on our regulatory strategy. During the quarter, we finalized our Florida natural gas base rate case, with permanent rates going into effect starting March 1, 2023,” continued Householder. “By executing on these core growth strategies and managing costs appropriately, our team
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was able to drive earnings that were largely in line with last year’s results, despite temperatures that were more than 18 percent warmer.”

“Our exceptional team, diverse operating footprint and operational flexibility continue to be key strengths for the organization. Given our long-term strategic focus, we continue to invest in our businesses and our people to drive future growth. We are committed to our long-standing track record of year-over-year earnings per share growth, and our long-term earnings and capital expenditures guidance remain unchanged,” concluded Householder.

Capital Investment and Earnings Guidance Update

The Company reiterates its long-term capital expenditures and EPS guidance ranges. These include capital expenditures in the range of $900 million to $1.1 billion for the five years ended 2025 and an EPS guidance range of $6.15 to $6.35 per share for 2025. Additionally, the Company reiterates its capital expenditures guidance range of $200 million to $230 million for 2023. The Company continues to review its projections and remains supportive of this guidance.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.

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Reconciliation of GAAP to Non-GAAP Adjusted Gross Margin

	For the Three Months Ended March 31, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$142,270	$83,165	$(7,306)	$218,129
Cost of Sales:
Natural gas, propane and electric costs	(55,288)	(40,571)	7,270	(88,589)
Depreciation & amortization	(12,952)	(4,234)	3	(17,183)
Operations & maintenance expense (1)	(9,287)	(8,476)	5	(17,758)
Gross Margin (GAAP)	64,743	29,884	(28)	94,599
Operations & maintenance expense (1)	9,287	8,476	(5)	17,758
Depreciation & amortization	12,952	4,234	(3)	17,183
Adjusted Gross Margin (Non-GAAP)	$86,982	$42,594	$(36)	$129,540

	For the Three Months Ended March 31, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$127,891	$101,292	$(6,303)	$222,880
Cost of Sales:
Natural gas, propane and electric costs	(45,442)	(58,008)	6,270	(97,180)
Depreciation & amortization	(13,086)	(3,881)	(10)	(16,977)
Operations & maintenance expense (1)	(8,176)	(7,063)	(401)	(15,640)
Gross Margin (GAAP)	61,187	32,340	(444)	93,083
Operations & maintenance expense (1)	8,176	7,063	401	15,640
Depreciation & amortization	13,086	3,881	10	16,977
Adjusted Gross Margin (Non-GAAP)	$82,449	$43,284	$(33)	$125,700

(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Quarters Ended March 31, 2023 and 2022

Consolidated Results

	Three Months Ended March 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$129,540	$125,700	$3,840	3.1%
Depreciation, amortization and property taxes	23,490	22,564	926	4.1%
Other operating expenses	51,135	48,271	2,864	5.9%
Operating income	$54,915	$54,865	$50	0.1%

Operating income for the first quarter of 2023 was $54.9 million, which was relatively consistent with the same period in 2022, despite significantly warmer temperatures in the Company's northern service territories in 2023. Adjusted gross margin in the first quarter of 2023 was positively impacted by contributions from the Company's Florida natural gas base rate proceeding, increased propane margins and fees, organic growth in the Company's natural gas distribution businesses, increased demand for CNG, RNG and LNG services, incremental contributions associated with regulated infrastructure programs, and continued pipeline expansion projects. These increases in adjusted gross margin were partially offset by reduced consumption experienced during the first quarter of 2023 as a result of unprecedented temperatures in our northern service territories. The Company recorded higher depreciation, amortization and property taxes related to continued capital investments, higher operating expenses associated primarily with growth initiatives, and increased payroll, benefits and employee expenses driven by the ongoing competitive labor market. The Company continued to actively manage its operating expenses to mitigate ongoing interest and other inflationary expense increases.

Regulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$86,982	$82,449	$4,533	5.5%
Depreciation, amortization and property taxes	18,670	18,251	419	2.3%
Other operating expenses	30,687	29,517	1,170	4.0%
Operating income	$37,625	$34,681	$2,944	8.5%

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The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Rate changes associated with the Florida natural gas base rate proceeding (1)	$4,097
Natural gas growth including conversions (excluding service expansions)	1,522
Contributions from regulated infrastructure programs	798
Natural gas transmission service expansions	481
Changes in customer consumption - primarily related to weather	(1,865)
Eastern Shore contracted rate adjustments	(320)
Other variances	(180)
Quarter-over-quarter increase in adjusted gross margin**	$4,533
(1) Includes adjusted gross margin contributions from interim rates and permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased facilities expenses, maintenance costs and outside services	$382
Increased payroll, benefits and other employee-related expenses	293
Other variances	495
Quarter-over-quarter increase in other operating expenses	$1,170

Unregulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2023	2022	Change	Percent Change
Adjusted gross margin**	$42,594	$43,284	$(690)	(1.6)%
Depreciation, amortization and property taxes	4,822	4,296	526	12.2%
Other operating expenses	20,527	18,942	1,585	8.4%
Operating income	$17,245	$20,046	$(2,801)	(14.0)%

The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Propane customer consumption - primarily weather related	$(4,543)
Increased propane margins and service fees	3,064
CNG/RNG/LNG Transportation and Infrastructure
Increased demand for CNG/RNG/LNG Services	1,288
Aspire Energy
Reduced customer consumption - primarily weather related	(508)
Other variances	9
Quarter-over-quarter change in adjusted gross margin**	$(690)
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The major components of the increase in other operating expenses are as follows:

(in thousands)
Increased payroll, benefits and other employee-related expenses	$825
Increased facilities expenses, maintenance costs and outside services	597
Other variances	163
Quarter-over-quarter increase in other operating expenses	$1,585

Sustainability Initiatives
In February 2022, Chesapeake Utilities published its inaugural sustainability report, and is actively working on an updated report to be published in 2023. The Company continues to remain steadfast in regard to its sustainability commitments, including:

•Maintaining a leading role in the journey to a lower carbon future in its service areas.

•Continuing to promote a diverse and inclusive workplace and further the sustainability of the communities it serves.

•Operating its businesses with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its stakeholders. The Company encourages its investors to review the report, which can be accessed on the Company's website, and welcomes feedback as it continues to enhance its sustainability disclosures.

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2022 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2023 for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Thursday, May 4, 2023 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2023. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.343.5172
International: 203.518.9848
Conference ID: CPKQ123

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

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About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

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Financial Summary
(in thousands, except per-share data)

	Three Months Ended
	March 31,
	2023	2022
Adjusted Gross Margin
Regulated Energy segment	$86,982	$82,449
Unregulated Energy segment	42,594	43,284
Other businesses and eliminations	(36)	(33)
Total Adjusted Gross Margin**	$129,540	$125,700

Operating Income
Regulated Energy segment	$37,625	$34,681
Unregulated Energy segment	17,245	20,046
Other businesses and eliminations	45	138
Total Operating Income	54,915	54,865
Other income, net	276	913
Interest charges	7,232	5,339
Income Before Income Taxes	47,959	50,439
Income taxes	11,615	13,506
Net Income	$36,344	$36,933

Earnings Per Share of Common Stock
Basic	$2.05	$2.09
Diluted	$2.04	$2.08
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Financial Summary Highlights

Key variances in results for the quarter ended March 31, 2023 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2022 Reported Results	$50,439	$36,933	$2.08

Adjusting for Unusual items:
One-time benefit associated with reduction in state tax rate	—	1,284	0.07
	—	1,284	0.07

Increased (Decreased) Adjusted Gross Margins:
Customer consumption - primarily resulting from weather	(6,916)	(5,241)	(0.29)
Contribution from rates associated with Florida natural gas base rate proceeding*	4,097	3,104	0.17
Increased propane margins and service fees	3,064	2,322	0.13
Natural gas growth including conversions (excluding service expansions)	1,522	1,153	0.06
Increased margins related to demand for CNG/RNG/LNG services*	1,288	976	0.05
Contributions from regulated infrastructure programs*	798	605	0.03
Natural gas transmission service expansions*	481	365	0.02
Eastern Shore contracted rate adjustments	(320)	(242)	(0.01)
	4,014	3,042	0.16

(Increased) Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Increased payroll, benefits and other employee-related expenses	(1,142)	(866)	(0.05)
Depreciation, amortization and property taxes	(1,125)	(852)	(0.05)
Increased facilities expenses, maintenance costs and outside services	(1,061)	(804)	(0.05)
	(3,328)	(2,522)	(0.15)

Interest charges	(1,893)	(1,435)	(0.08)
Changes in Other income, net	(706)	(535)	(0.03)
Net other changes	(567)	(423)	(0.01)
	(3,166)	(2,393)	(0.12)
First Quarter of 2023 Reported Results	$47,959	$36,344	$2.04
* Refer to Major Projects and Initiatives Table for additional information.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects and initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year. The discussion of the Company's major projects accompanying this table, includes those projects which began generating adjusted gross margin in the current year, or those which are expected to contribute adjusted gross margin beginning in future years. A comprehensive discussion of all projects reflected below can be found in the Company's first quarter 2023 Quarterly Report on Form 10-Q. The Company's practice is to add new projects and initiatives to this table once negotiations or details are substantially final and/or the associated earnings can be estimated.

	Adjusted Gross Margin
	Three Months Ended		Year Ended	Estimate for
	March 31,		December 31,	Fiscal
(in thousands)	2023	2022	2022	2023	2024
Pipeline Expansions:
Guernsey Power Station	$365	$263	$1,377	$1,486	$1,482
Southern Expansion	—	—	—	586	2,344
Winter Haven Expansion	139	33	260	576	626
Beachside Pipeline Expansion	—	—	—	1,825	2,451
North Ocean City Connector	—	—	—	—	200
St. Cloud / Twin Lakes Expansion	—	—	—	268	584
Clean Energy (1)	247	—	126	1,009	1,009
Wildlight	26	—	—	528	2,000
Lake Wales	—	—	—	TBD	TBD
Total Pipeline Expansions	777	296	1,763	6,278	10,696

CNG/RNG/LNG Transportation and Infrastructure	3,521	2,233	11,100	12,521	12,348

Regulatory Initiatives:
Florida GUARD program	—	—	—	TBD	TBD
Capital Cost Surcharge Programs	720	517	2,001	2,811	3,558
Florida Rate Case Proceeding (2)	4,097	—	2,474	16,289	17,153
Electric Storm Protection Plan	206	—	486	1,663	3,032
Total Regulatory Initiatives	5,023	517	4,961	20,763	23,743

Total	$9,321	$3,046	$17,824	$39,562	$46,787
(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin during the first quarter of 2023 comprised of both interim rates and permanent base rates.

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Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

Southern Expansion
Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts/d of incremental firm transportation pipeline capacity. The Company obtained FERC approval for this project in December 2022 and it is currently estimated to go into service in the fourth quarter of 2023.

Beachside Pipeline Expansion
In June 2021, Peninsula Pipeline and an unrelated party, Florida City Gas, entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline has constructed approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida area east under the Intercoastal Waterway and southward on the barrier island. Construction is complete and the project went into service during April 2023.

North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. are installing approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project will reinforce the Company's existing system in Ocean City, Maryland and allow for incremental growth along the pipeline. Construction of this project is expected to be completed in the second quarter of 2023. Adjusted gross margin in connection with this project is expected to be recognized contingent upon the completion and approval of the Company's next rate case in Maryland.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Public Service Commission ("PSC") for the State of Florida for approval of its Transportation Service Agreement with the Company's Florida subsidiary, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline will construct a pipeline extension and regulator station for FPU. The extension will be used to support new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion will also improve reliability and provide operational benefits to FPU’s existing distribution system in the area, supporting future growth. Construction is forecasted to be complete in the second quarter of 2023.

Wildlight Expansion
In August 2022, Peninsula Pipeline and FPU filed a joint petition with the Florida PSC for approval of its Transportation Service Agreement associated with the Wildlight planned community located in Nassau County, Florida. The project enables the Company to meet the significant growing demand for service in Yulee, Florida. The agreement allows the Company to build the project during the construction and build-out of the community, and charge the reservation rate as each phase of the project goes into service. Construction of the pipeline facilities will occur in two separate phases. Phase one consists of three extensions with associated facilities, and a gas injection interconnect with associated facilities. Phase two will consist of two additional pipeline extensions. Various phases of the project commenced in the first quarter of 2023, with construction on the overall project continuing through 2025.

Lake Wales
In February 2022, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with FPU for an additional 9,000 Dt/d of firm service in the Lake Wales, Florida area. Approval of the agreement by the Florida PSC will enable Peninsula Pipeline to begin
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executing on the acquisition of an existing pipeline in the area that will be utilized to serve existing natural gas customers as well as new customers. The Florida PSC approved the petition in April 2023.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third-party landfill fleet and to transport RNG to end use customers off its pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. The Company includes its RNG transportation services and infrastructure related adjusted gross margin from across the organization in combination with CNG and LNG projects.

Discussed below are some of the recently completed projects as well as a sample of the growth projects in which we are currently involved.

As new projects are finalized, we will provide additional detail on those projects at that time.

Full Circle Dairy
In February 2023, the Company announced plans to construct, own and operate a dairy manure RNG facility at Full Circle Dairy in Madison County, Florida. The project consists of a facility converting dairy manure to RNG and transportation assets to bring the gas to market. The first injection of RNG is projected to occur in the first half of 2024.

Planet Found Energy Development
In late October 2022, the Company completed the acquisition of Planet Found Energy Development ("Planet Found"). Planet Found's farm scale anaerobic digestion pilot system and technology produces biogas from 1,200 tons of poultry litter annually, which can be used to create renewable energy in the form of electricity or upgraded to renewable natural gas. In addition to generating biogas, Planet Found’s nutrient capture system plays a major role in converting digestate into a nutrient-rich soil conditioner, which is distributed to bulk and retail markets under the brand Element Soil. The transaction will accelerate Chesapeake Utilities’ efforts in converting poultry waste to renewable, sustainable energy while simultaneously improving the local environments in its service territories. The expertise, technologies and know-how can be leveraged for various scale projects across the Company’s geographic footprint.

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Regulatory Initiatives

Florida Gas Utility Access and Replacement Directive ("GUARD") Program
In February 2023, FPU filed a petition with the Florida PSC for approval of the GUARD program. GUARD is a proposed ten-year program to enhance the safety, reliability and accessibility of portions of the Company’s natural gas distribution system. The Company has identified various categories of eligible projects to be included in GUARD, which includes the relocation of mains and service lines located in rear easements and other difficult to access areas to the front of the street, the replacement of problematic distribution mains, service lines and M&R equipment, and system reliability projects. The petition is currently under review by the Florida PSC.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
For the first quarter of 2023, lower consumption driven primarily by weather resulted in a $6.9 million decrease in adjusted gross margin compared to the same period in 2022. The impact to adjusted gross margin was largely the result of unprecedented temperatures in the Company's northern service territories that were more than 20 percent higher than historical averages. Assuming normal temperatures, as detailed below, gross margin would have been higher by $5.4 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2023 and 2022.
HDD and CDD Information

	Three Months Ended
	March 31,
	2023	2022	Variance
Delmarva
Actual HDD	1,774	2,181	(407)
10-Year Average HDD ("Normal")	2,285	2,255	30
Variance from Normal	(511)	(74)

Florida
Actual HDD	344	497	(153)
10-Year Average HDD ("Normal")	505	497	8
Variance from Normal	(161)	—

Ohio
Actual HDD	2,384	2,926	(542)
10-Year Average HDD ("Normal")	2,965	2,912	53
Variance from Normal	(581)	14

Florida
Actual CDD	323	195	128
10-Year Average CDD ("Normal")	192	197	(5)
Variance from Normal	131	(2)

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Natural Gas Distribution Growth
The average number of residential customers served on the Delmarva Peninsula and in Florida increased by approximately 5.8 percent and 4.4 percent, respectively, during 2023. On the Delmarva Peninsula, a larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. In Florida, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is increased load from both residential customers as well as new commercial and industrial customers. The details are provided in the following table:

	Adjusted Gross Margin**
	Three Months Ended March 31, 2023
(in thousands)	Delmarva Peninsula	Florida
Customer growth:
Residential	$610	$316
Commercial and industrial	212	384
Total customer growth (1)	$822	$700
(1) Customer growth amounts for Florida include the effects of revised rates associated with the Company's natural gas base rate proceeding.

Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $41.8 million for the three months ended March 31, 2023. The following table shows a range of the forecasted 2023 capital expenditures by segment and by business line:

	2023
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$89,000	$100,000
Natural gas transmission	50,000	60,000
Electric distribution	13,000	15,000
Total Regulated Energy	152,000	175,000
Unregulated Energy:
Propane distribution	15,000	16,000
Energy transmission	8,000	9,000
Other unregulated energy	23,000	27,000
Total Unregulated Energy	46,000	52,000
Other:
Corporate and other businesses	2,000	3,000
Total 2023 Forecasted Capital Expenditures	$200,000	$230,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

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The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 53 percent as of March 31, 2023.

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Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
(in thousands, except shares and per share data)
Operating Revenues
Regulated Energy	$142,270	$127,891
Unregulated Energy and other	75,859	94,989
Total Operating Revenues	218,129	222,880
Operating Expenses
Natural gas and electricity costs	55,288	45,442
Propane and natural gas costs	33,301	51,739
Operations	44,767	42,793
Maintenance	5,104	4,264
Depreciation and amortization	17,183	16,977
Other taxes	7,571	6,800
Total operating expenses	163,214	168,015
Operating Income	54,915	54,865
Other income, net	276	913
Interest charges	7,232	5,339
Income Before Income Taxes	47,959	50,439
Income Taxes	11,615	13,506
Net Income	$36,344	$36,933

Weighted Average Common Shares Outstanding:
Basic	17,759,896	17,678,060
Diluted	17,831,772	17,761,119

Earnings Per Share of Common Stock:
Basic	$2.05	$2.09
Diluted	$2.04	$2.08

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17-17-17-17
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2023	December 31, 2022
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,835,261	$1,802,999
Unregulated Energy	395,052	393,215
Other businesses and eliminations	29,695	29,890
Total property, plant and equipment	2,260,008	2,226,104
Less: Accumulated depreciation and amortization	(476,407)	(462,926)
Plus: Construction work in progress	53,094	47,295
Net property, plant and equipment	1,836,695	1,810,473
Current Assets
Cash and cash equivalents	3,065	6,204
Trade and other receivables	65,130	65,758
Less: Allowance for credit losses	(2,820)	(2,877)
Trade and other receivables, net	62,310	62,881
Accrued revenue	24,135	29,206
Propane inventory, at average cost	8,505	9,365
Other inventory, at average cost	17,520	16,896
Regulatory assets	27,874	41,439
Storage gas prepayments	1,228	6,364
Income taxes receivable	—	2,541
Prepaid expenses	12,990	15,865
Derivative assets, at fair value	1,248	2,787
Other current assets	629	428
Total current assets	159,504	193,976
Deferred Charges and Other Assets
Goodwill	46,213	46,213
Other intangible assets, net	17,412	17,859
Investments, at fair value	10,866	10,576
Derivative assets, at fair value	898	982
Operating lease right-of-use assets	14,272	14,421
Regulatory assets	99,379	108,214
Receivables and other deferred charges	12,312	12,323
Total deferred charges and other assets	201,352	210,588
Total Assets	$2,197,551	$2,215,037

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2023	December 31, 2022
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,659	8,635
Additional paid-in capital	379,703	380,036
Retained earnings	472,209	445,509
Accumulated other comprehensive income (loss)	(1,983)	(1,379)
Deferred compensation obligation	8,816	7,060
Treasury stock	(8,816)	(7,060)
Total stockholders’ equity	858,588	832,801
Long-term debt, net of current maturities	656,284	578,388
Total capitalization	1,514,872	1,411,189
Current Liabilities
Current portion of long-term debt	21,489	21,483
Short-term borrowing	94,079	202,157
Accounts payable	38,193	61,496
Customer deposits and refunds	36,676	37,152
Accrued interest	4,849	3,349
Dividends payable	9,518	9,492
Accrued compensation	6,350	14,660
Regulatory liabilities	10,556	5,031
Income taxes payable	7,554	—
Derivative liabilities, at fair value	798	585
Other accrued liabilities	16,717	13,618
Total current liabilities	246,779	369,023
Deferred Credits and Other Liabilities
Deferred income taxes	258,399	256,167
Regulatory liabilities	143,642	142,989
Environmental liabilities	2,530	3,272
Other pension and benefit costs	17,190	16,965
Derivative liabilities, at fair value	636	1,630
Operating lease - liabilities	12,110	12,392
Deferred investment tax credits and other liabilities	1,393	1,410
Total deferred credits and other liabilities	435,900	434,825
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,197,551	$2,215,037
(1) Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.
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19-19-19-19
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2023			For the Three Months Ended March 31, 2022
	Delmarva NG Distribution	Florida Natural Gas Distribution (2)	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution (2)	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$42,020	$16,496	$11,357	$37,654	$15,191	$8,921
Commercial and Industrial	21,425	25,739	11,740	18,948	26,075	8,601
Other (1)	(3,052)	4,123	(360)	(655)	(980)	1,567
Total Operating Revenues	$60,393	$46,358	$22,737	$55,947	$40,286	$19,089

Volumes (in Dts for natural gas and MWHs for electric)
Residential	2,291,320	753,756	68,517	2,492,192	769,350	72,562
Commercial and Industrial	3,387,831	10,307,956	68,703	3,428,730	10,671,436	72,641
Other	87,536	627,934	—	91,889	855,009	1,991
Total	5,766,687	11,689,646	137,220	6,012,811	12,295,795	147,194

Average Customers
Residential	96,511	87,325	25,616	91,234	83,665	25,398
Commercial and Industrial	8,270	8,409	7,359	8,158	8,269	7,320
Other	24	6	—	4	6	—
Total	104,805	95,740	32,975	99,396	91,940	32,718

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) In accordance with the Florida PSC approval of our natural gas base rate proceeding, effective March 1, 2023, our natural gas distribution businesses in Florida (FPU, FPU-Indiantown division, FPU-Fort Meade division and Chesapeake Utilities CFG division, collectively, "Florida natural gas distribution businesses") have been consolidated for rate-making purposes and amounts above are now being presented on a consolidated basis consistent with the final rate order.